Press Release	Contacts:
www.aig.com	Quentin McMillan (Investors): quentin.mcmillan@aig.com
Claire Talcott (Media): claire.talcott@aig.com

Chris Inglis Elected to AIG’s Board of Directors

Former White House cybersecurity advisor served as first
U.S. Senate-confirmed National Cyber Director

NEW YORK – Feb. 7, 2024 – American International Group, Inc. (NYSE: AIG) today announced that its Board of Directors has elected John (Chris) Inglis as an independent Director, effective March 1, 2024.

A former National Cyber Director and an advisor to President of the United States Joe Biden on cybersecurity from 2021 to 2023, Mr. Inglis is a leading expert on cyber intelligence and security, with a distinguished career in U.S. federal defense, public and private sector service, and academia.

After 43 years of federal service, including 28 years at the National Security Agency and seven years as its Deputy Director, Mr. Inglis retired from the Department of Defense in January 2014. He is currently a Strategic Advisor at Paladin Capital Group, having previously served as a managing director for seven years before joining the Biden Administration.

"Chris Inglis is a highly accomplished leader who will provide insight and perspective based on his deep experience with cyber intelligence and advanced technology," said AIG Lead Independent Director, John G. Rice. "Chris brings nearly five decades of distinguished military service as well as public and private sector leadership to AIG, and we look forward to welcoming him as our newest Board member."

Mr. Inglis has been a U.S. Naval Academy Looker Distinguished Visiting Professor for Cyber Studies, U.S. Air Force Academy Milanovich Visiting Professor for Cyber Studies, Commissioner on the U.S. Cyberspace Solarium Commission, member of the Department of Defense Science Board, trustee for National Intelligence University, and member of the boards of several public and private corporations.

Mr. Inglis’ military career includes 30 years of service in the U.S. Air Force and Air National Guard, from which he retired as a command pilot at the rank of Brigadier General. A 1976 graduate of the U.S. Air Force Academy, Mr. Inglis holds advanced degrees in engineering and computer science from Columbia University, Johns Hopkins University, and the George Washington University, and an honorary doctorate from the U.S. National Intelligence University.

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About AIG

American International Group, Inc. (AIG) is a leading global insurance organization. AIG member companies provide insurance solutions that help businesses and individuals in approximately 70 countries and jurisdictions protect their assets and manage risks. For additional information, visit www.aig.com. This website with additional information about AIG has been provided as a convenience, and the information contained on such website is not incorporated by reference into this press release. AIG common stock is listed on the New York Stock Exchange.

AIG is the marketing name for the worldwide operations of American International Group, Inc. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries and jurisdictions, and coverage is subject to underwriting requirements and actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.